Exhibit 10.12

February 4, 2003

Joseph Cutts

Dear Joe:

On behalf of Claria Corporation (the “Company”), we are delighted to extend an offer to you to join the Company as a Board Member and Chairman of the Audit Committee. The members of the Company’s Board of Directors are all very impressed with your credentials and we look forward to your future success. The terms of your position with the Company are as set forth below:

1. Position. As Board Member and Chairman of the Audit Committee, you will be required from time to time to attend meetings at the Company’s headquarters in Redwood City, CA.

2. Start Date. Subject to any conditions imposed by this letter agreement, you will commence your position with the company at a mutually agreed upon date but not later than February 18, 2004.

3. Compensation.

a. Annual Retainer. You will be paid an Annual Retainer of $20,000 per year, which will be paid gross. You will be responsible for reporting and paying any applicable taxes.

b. Additional Fees. You will be paid $1,500 per each in-person Company board meeting you attend. In addition, you will be paid $1,000 per each in-person committee meeting you attend. No fees will be paid for conference calls, meeting preparation, etc. Reasonable expenses that you incur related to the performance of your duties will be reimbursed to you. You will be responsible for reporting and paying any applicable taxes.

c. Stock Options. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 60,000 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant. The grant will vest in equal monthly installments over four years. Subject to review by the Board of Directors and Compensation Committee, on an annual basis, the Board of Directors will grant you an option to purchase 12,000 shares, with an exercise price equal to the fair market value on the date of the grant. The grant will vest in equal monthly installments over four years.

4. Indemnity. The Company maintains Directors’ and Officers’ Insurance. In addition, the Company’s bylaws permit it to indemnify its officers and directors to the fullest extent permitted under the Delaware General Corporation Law and to enter into indemnification contracts with its officers and directors. If the Board of Directors determines that it is in the best interests of the Company to enter into indemnification contracts with any of its offers or directors, as a Board Member and Chairman of the Audit Committee, you will be entitled to such indemnification and the Company will enter into such an indemnification contract with you.

5. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of duties with the Company is contingent upon the execution and return to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

6. Confidentiality of Terms. You agree to follow the Company’s policy that employees and members of the Board of Directors, must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to us, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your service with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

Claria Corporation

By:	/s/ Jeff McFadden

Jeff McFadden
Chief Executive Officer

ACCEPTED AND AGREED:

Joseph Cutts

/s/ Joseph Cutts

Signature

2/6/04
Date

2/6/04
Start Date

Start Date Accepted

/s/ JC

Employee Initial

/s/ JM

Company Initial

Enclosure: Confidential Information and Invention Assignment Agreement